UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 28, 2017

SUN BANCORP, INC.

Exact name of registrant as specified in its charter
New Jersey (State or other jurisdiction of incorporation	0-20957 (SEC Commission File No.)	52-1382541 (I.R.S. Employer Identification No.)

350 Fellowship Road, Suite 101
Mount Laurel, New Jersey 08054
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (856) 691-7700
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	By letter received by Sun Bancorp, Inc. (the "Company") on February 28, 2017, Wilbur L. Ross, Jr. informed the Board of Directors of the Company and its wholly-owned subsidiary, Sun National Bank (the "Bank"), that, as a result of his confirmation to the position of Secretary of the United States Department of Commerce, he was resigning from the Board of Directors of the Company and the Bank. The Boards of Directors of the Company and the Bank accepted Mr. Ross' resignation effective February 28, 2017. Effective March 1, 2017, the Board of Directors of the Company and the Bank decreased the size of the Boards from eleven to ten members each.
In accordance with the Securities Purchase Agreement dated July 7, 2010 between WLR SBI AcquisitionCo, LLC ("WL Ross") and the Company, WL Ross has the right to nominate one candidate for election as a Director to the Board of the Company and the Bank.  Previously, Mr. Ross served as the WL Ross nominee.  WL Ross has informed the Company that it anticipates exercising its right to nominate a Director to replace Mr. Ross in the immediate future.  At such time, the Board will act to increase the size of the Board back to eleven members and elect the WL Ross nominee to fill the new Board seat. A copy of the press release issued by the Company on March 2, 2017 announcing the resignation of Mr. Ross and the decrease in the size of the boards is furnished herewith as Exhibit 99.1.

Exhibit Number  Description

Exhibit 99.1       Press release issued by the Company on March 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: March 3, 2017	By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President and General Counsel